Exhibit 10.11

Consulting Agreement

This Agreement dated as of the 24th of June 2021 (the "Agreement"), between Inspire Veterinary Partners, Inc., a Delaware corporation, located at 2324 Valle Rio Way, Virginia Beach, VA 23456 (“Inspire") and Blue Heron Consulting, located at 3468 Stanford Road, Danville, KY 40422 ("BHC").

In consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.     Duties and Responsibilities. BHC will consult with Inspire on an on-going basis in connection with Inspire's acquisition of veterinary practices throughout the United States, and will further serve as Inspire's business and financial advisor with respect to its acquisition strategy and in connection with specific acquisition targets.

2.     Scope of Consultation. BHC's general process is described in Appendix A, appended hereto, but will include the in-depth financial analysis of revenue centers and expense hubs for each acquisition, as well as post-acquisition coaching.

3.     Right of First Refusal to Acquire. It is agreed that BHC will, to the extent of its ability, in connection with the sale of any veterinary practice, hospital and associated real estate by BHC's clients, facilitate the first right of refusal for Inspire to purchase. BHC agrees that when contracted by brokers and/or sellers to find prospective purchasers, BHC will first bring that situation to Inspire and, if Inspire decides to submit an offer to the seller, will arrange presentation of Inspire's offer to seller before contacting any third party.

4.     Termination. This Agreement shall remain in effect until terminated pursuant to the terms of this agreement. Either party may terminate this agreement at any time without cause and without incurring any additional obligation, liability or penalty upon thirty (30) days' notice to the other party. Upon termination, all accrued, but not yet paid fees and expenses, whether invoiced or not, shall be paid by Inspire to BHC.

5.     Confidentiality. BHC and its employees and agents covenant and agree that they will not at any time, except in performance of their obligations to Inspire hereunder or with the prior written consent of Inspire, directly or indirectly, disclose any secret or confidential information that they may learn or have learned by reason of their association with Inspire or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by Inspire's management, or otherwise in the public domain, with respect to Inspire's, or any of its affiliates' or subsidiaries' products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of Inspire's products), business plans, prospects or opportunities.

6.     Exclusive Property. The parties agree that all confidential information of a party is and shall remain the exclusive property of that party. All business records, papers and documents kept or made by BHC relating to the business of Inspire shall be and remain the property of Inspire and all business records, papers and documents kept or made by Inspire relating to the business of BHC shall be and remain the property of BHC.

7.     Fees. Inspire will pay BHC a monthly fee for on-going services, including the preparation of valuation packages of potential acquisitions (including the gathering of pertinent information, financial and background data, completion of deal packets and financial projection worksheets used by Inspire to calculate practice values); the institution of turnover protocols and procedures of hospitals immediately post-purchase; systems reporting; the formulation of individual hospital goals and targets; on-going monthly support of hospital units (including medical and operational coaching, business growth projections, establishment of financial targets and margin improvements, growth milestones) and recruiting support. The fee, to be based on BHC’s most favorable current rates, will be adjusted to the volume of hospital units being serviced.

8.     Notices. All notices or communications hereunder shall be in writing, addressed as follows:

If to Inspire:
c/o Kimball Carr, CEO
2324 Valle Rio Way
Virginia Beach, VA 23456
Email: kcarr@inspirevet.com

If to BHC:
Stith Keiser, CEO
Email: skeiser@bhcteam.com

All notices and other communications given or made pursuant to this agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the other party to be notified, (b) two (2) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one day after deposit with a nationally recognized overnight courier. All notices or other communications shall be sent to the respective parties at their address as is set forth above, following their signatures to this agreement.

9.     Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10.   Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between Inspire and BHC. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

11.   Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the Commonwealth of Virginia without reference to rules relating to conflict of law.

12.   Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by BHC and Inspire, their respective heirs, executors, administrators and assigns. In the event Inspire is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the asset shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be Inspire for purposes of this Agreement. In the event of any other assignment of this Agreement by Inspire, by operation of law or otherwise, Inspire shall remain primarily liable for its obligations hereunder. In the event BHC is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the asset shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be BHC for purposes of this Agreement. In the event of any other assignment of this Agreement by BHC, by operation of law or otherwise, BHC shall remain primarily liable for its obligations hereunder.

13.   Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14.   Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

15.   Authority. Inspire represents and warrants that the signatory party hereto on behalf of Inspire is a duly appointed officer of Inspire acting pursuant to the power and authority granted to such officer by the Board of Directors of Inspire. Inspire further represents that the execution of this Agreement on behalf of Inspire by a single signatory party with such power and authority shall be deemed binding upon Inspire. BHC represents and warrants that the signatory party hereto on behalf of BHC is a duly appointed officer of Inspire acting pursuant to the power and authority granted to such officer by the Board of Directors of BHC. BHC further represents that the execution of this Agreement on behalf of Inspire by a single signatory party with such power and authority shall be deemed binding upon BHC.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BLUE HERON CONSULTING

By:	/s/ Stith Keiser
Stith Keiser, CEO

INSPIRE VETERINARY PARTNERS, INC.
By:	/s/ Kimball Carr
Kimball Carr, CEO

Appendix A
BHC Consultation Process

•	Discovery Call. The process begins with a Discovery Call for the BHC Team to gain an understanding of the short and long-term goals.

•	Documentation. Upon receiving requested documents from the client, BHC coaches conduct an in-depth financial analysis of revenue centers and expense hubs with a focus on identifying opportunities for improvement.

•	360 Evaluations. Prior to BHC's onsite diagnostic visit, the 360 Evaluations afford practice team members the opportunity to evaluate one another and themselves in a confidential manner. These evaluations provide BHC with crucial information regarding the strengths and weaknesses of each team member, and insight into the culture, dynamics, and work environment of the practice.

•	Diagnostic Visit. BHC will dispatch coaches, including a veterinarian and manager, to conduct the following:

o	One-on-one meetings with each practice team member to review the 360 Evaluation and ensure that all team members receive the coaching and training needed to excel within the practice. These meetings assist BHC in evaluating the goals of all team members and in helping the practice implement employee development programs.
o	Extensive shadowing of all aspects of the clinic from the front desk, to treatment, to the exam room, to the surgical suite. This process of "service mapping" affords the BHC Team an in-depth understanding of what makes the specific practice unique and positions BHC to make customized suggestions to improve patient care and the client experience, the ultimate object being to positively affect bottom line revenue.
o	Includes individualized strategy meetings with the doctors, management and each department of the clinic to understand goals, pain points and areas of opportunity.

•	Diagnostic Visit Recommendation Report. Following the Diagnostic Visit, BHC will build a robust report detailing observations, meeting summaries and high-level short and long-term recommendations.

•	Telephone Consultation. BHC's team of veterinarians and operational coaches schedule consistent telephone consultations with doctors and management team.

•	Strategic Planning Session. Program for the purpose of maintaining momentum and implementing goals as the practice transitions out of weekly coaching.

•	More detailed information. Please go to the videos found on the "Why" and "How" tabs at: http://bhcteam.com.